UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 13, 2019

MONITRONICS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-110025	74-2719343
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1990 Wittington Place
Farmers Branch, Texas 75234
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (972) 243-7443

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2019, the board of directors of Monitronics International, Inc. (the “Company”) approved the appointment of William E. Niles as Executive Vice President and General Counsel.

William E. Niles served as Chief Executive Officer of Ascent Capital Group, Inc. (“Ascent”) from March 2018 until August 2019 and as Executive Vice President, General Counsel and Secretary of Ascent from September 2008 until March 2018. He also served as Executive Vice President and General Counsel of Ascent Media Group (“AMG”) from January 2002 until the sale of AMG on December 31, 2010. From August 2006 through February 2008, Mr. Niles was a member of AMG’s executive committee. Prior to 2002, Mr. Niles was a senior executive handling legal and business affairs within AMG and its predecessor companies. Prior to joining Ascent and AMG, Mr. Niles was an associate at the international law firm of Baker and McKenzie and an associate and a partner with Stein and Kahan. Mr. Niles completed his undergraduate degree at the University of Southern California and received his law degree from Georgetown University Law Center.

In connection with his appointment, the Company entered into an employment agreement (the “Niles Employment Agreement”), dated as of September 13, 2019 and effective as of September 10, 2019. Under the Niles Employment Agreement, Mr. Niles’ initial annual base salary will be $385,000, which amount will be subject to review annually at the discretion of the Compensation Committee of the board of directors or an authorized designee. Mr. Niles will also be eligible to participate in a management incentive program for which his target annual incentive compensation under such program will be 60% of his annual base salary (pro-rated for 2019). Mr. Niles will also be eligible to participate in an equity incentive program with awards to be determined in good faith by the Compensation Committee of the board of directors, and no less favorable than awards to similarly situated senior executives (excluding the Company’s President/CEO).

In addition, under the Niles Employment Agreement, the Company agreed to (i) reimburse Mr. Niles for reasonable air travel between Colorado and the Company’s headquarters in Texas for the remainder of 2019 (grossed-up for taxes) and (ii) pay for Mr. Niles’ temporary living expenses during his transition to the Dallas-Fort Worth area. The Company also will reimburse Mr. Niles for normal and customary real estate sales commissions for the sale of his Colorado residence. Mr. Niles will be required to relocate to the Dallas-Fort Worth area by January 2020.

Pursuant to the Niles Employment Agreement, if the Company terminates Mr. Niles’ employment without cause or if Mr. Niles resigns for “good reason” (as defined in the Niles Employment Agreement), Mr. Niles is entitled to a lump sum cash payment in an amount equal to his base salary plus target bonus multiplied by 1.5 and 12 months of COBRA reimbursement for the full premium. If Mr. Niles is terminated following a change in control (without cause or by the executive for “good reason”), Mr. Niles shall be entitled to receive his base salary plus target bonus multiplied by 2.0 and 12 months of COBRA reimbursement for the full premium.

The Niles Employment Agreement also contains standard confidentiality, non-competition and non-solicitation covenants.

The foregoing description of the Niles Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which will be filed by the Company as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2019

MONITRONICS INTERNATIONAL, INC.

By:	/s/ Fred A. Graffam
	Name:	Fred A. Graffam
	Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary

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